Exhibit  3.1

                              Articles of Amendment
                                       To
                            Articles of Incorporation
                                       Of
                             Jane Butel Corporation

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of
Incorporation:

1.   The text of each amendment adopted is as follows:

     a.  Increase  in  Authorized  Common  Stock.
         ----------------------------------------
          Article 3 is hereby amended by omitting the prior language and inserting the following language:

The total amount of capital stock which the Corporation shall have the authority to issue shall be 200,000,000 shares of Common Stock of the par value of $.001 per share and 5,000,000 shares of Preferred Stock of par value of $1.00 per share.

2.   The  date  of  adoption of this amendment was as follows: December 14, 2004

3.   (Check  either  a,  b,  c,  or  d,  whichever  is  applicable)

     A.  [ X ] The  amendment(s)  was  (were)  approved  by the shareholders.

     B.  [   ] The  amendment(s) was (were) approved by the shareholders through voting  groups.

     C.  [   ] The  amendment(s)  was  (were)  adopted by the board of directors without shareholder action and shareholder action was not required.

     D.  [   ] The amendment(s) was (were) approved by the incorporators without shareholder  action  and shareholder  action  was  not  required.

Sign this 14th day of December, 2004

                                                          Jane Butel Corporation
                                                          ----------------------
                                                             Name of Corporation

                                                                   /s/Jane Butel
                                                                   -------------
                                                           Jane Butel, President
                                                    Type or Print Name and Title